Exhibit 99.3

Go Private Note from Bill Berry

Today, the Continental Resources Board of Directors announced the Hamm family’s offer to take Continental private has been negotiated and accepted.

This is a momentous, exciting day in our Company’s history — one we should all be overwhelmingly enthused about and one we can all be proud to be a part of. I know I am.

Thanks to the Hamm family, upon the successful completion of this process, Continental will once again be privately held, and with that comes the freedom to grab another gear – the freedom to be even more competitive. We will now have full latitude to focus our efforts and emphasis, not only on the next quarter’s results, but on the next quarter CENTURY. So, dream big dreams and know we will exceed them!

It is impossible to look back at Continental’s incomparable 55-year history and not feel humbled and grateful to be part of this legacy – one that is greater than any single person or discovery. It all started back in 1967 when Harold created Shelly Dean Oil Co. in Enid. That would eventually become Continental, weathering the ups and downs of commodity business, and evolving into the most dynamic independent energy company in the world.

Throughout the last 55 years, there have been common attributes interwoven through all the successes the company has realized. You see these attributes in our workforce with a shared, performance-focused, cost-conscious work ethic, genuine caring nature, a can-do approach, a strong sense of loyalty, and a team focused technical excellence that make up our unique “culture of the possible.” You see innovators with the courage to challenge conventional thinking. You see doers willing to get the job done efficiently and with a commitment to excellence. Our Company’s success is owed to the incredible people who have worked tirelessly to provide our world’s energy needs.

So, what’s next for Continental? How will your time here be etched into history? In this new chapter, we will all begin to feel an additional level of freedom to do the jobs we set out to do. We have been blessed with the people, the values, the platform, and, as Harold described in his note, the freedom to take it to the next level. Our team is exceptionally skilled with unlimited creativity. Limits are only for those that do not embrace the culture of the possible.

Our commitments are stronger than ever:

•	We will live by our Core Values.

•	We will operate our company with high ethical, safety, environmental and ESG standards.

•	We will maintain our competitive compensation philosophy and continue to recruit and retain the best talent in the industry.

•	We will remain focused on the leadership development and growth of our employees.

•	We will remain committed to diversity, equity, and inclusion.

•	We will continue to be leaders in the communities we serve.

Here’s what would change at the successful conclusion of this process:

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Long-term Incentive Program – Obviously, being private would mean we will no longer have publicly traded stock to provide to employees, but: (1) we will preserve the economics of your current unvested LTI; and (2) we are developing a new long-term incentive program that will be economically equivalent, or better.

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Quarterly Earnings Calls – As a public company, tremendous time and effort goes into quarterly earnings calls and ongoing dialogue with equity analysts. These would no longer be necessary as a private company, and the many employees engaged in these efforts would be able to focus that additional time making ourselves even more competitive. We would, of course, still have company meetings regularly to update our employees.

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Annual Report/Proxy Statement – Until certain of our public debt issuances are retired, we will still make quarterly and annual filings with the SEC, but an annual proxy statement and annual report would no longer be necessary.

Harold and I look forward to visiting further with you this morning at 11am at the Sheraton. Field employees will be able to join via live stream.

It’s a new day, a new gear. The sky is the limit for what we can accomplish together.

Bill